EXHIBIT 10.6

Advisory Board Consulting Agreement

THIS ADVISORY BOARD CONSULTING AGREEMENT (this “Agreement”) is made effective as of September 13, 2012 (the “Effective Date”), by and between BROOKE HUMPHRIES (“Consultant”), and NIGHTCULTURE, INC., a Nevada corporation (“Company”).

WHEREAS, Consultant and the Company are party to that certain Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which the Company agreed to purchase, and Consultant agreed to sell (the “Acquisition”), substantially all of the assets used, or usable in an event promotion business operated by Consultant and Jeremy Word under the name “Full Access and Prototype Industries” (the “Business”) in Dallas County, Texas and each county adjoining Dallas County (the “Subject Market”); and

WHEREAS, pursuant to the terms of the Purchase Agreement, and as a condition to closing of the purchase and sale contemplated in the Purchase Agreement, the Company and Consultant agreed to enter into a consulting agreement pursuant to which Consultant would provide services to the Company as an advisory director and provide consulting services in connection with events promoted and produced by the Company in the Subject Market in order to preserve the value of the Business following closing of the purchase and sale contemplated in the Purchase Agreement.

NOW, THEREFORE, in consideration of the recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DESCRIPTION AND NATURE OF SERVICES

1.1.           Description of Services. On the terms and subject to the conditions set forth herein, Company hereby retains Consultant as a member of the Advisory Board of, and a consultant to, the Company, and Consultant hereby agrees to:

 (a)           Act as a member of the Company’s Advisory Board and attend periodic meetings of the Company’s Advisory Board (the “Advisory Board Service”); and

 (b)           Provide services with respect to the promotion and production of events by the Company in the Subject Market (each such event being a “Covered Event”); including oversight of all phases of promotion and production of each Covered Event (such services being the “Consulting Services”).

1.2.           Nature of Services. Consultant’s relationship with the Company shall be that of an independent contractor and not that of an employee. Accordingly, Consultant will not be eligible for any employee benefits, nor will the Company make deductions from payments made to Consultant for taxes, which shall be solely Consultant’s responsibility. Consultant shall have no authority to enter into contracts which bind the Company or create obligations on the part of the Company.

1.3.           Additional Services and Consideration.  Nothing herein shall preclude Company and Consultant from entering into separate agreements to provide services in addition to those described in Section 1.1 above.  In the event that additional services are provided, the parties shall negotiate consideration for such services separate and apart from the consideration described in Article II and such other terms and conditions as may be agreed to which shall in no way alter or terminate the rights and responsibilities of the parties under this Agreement.

ARTICLE II
COMPENSATION

2.1.           Consultant Fee. As full consideration for the Advisory Board Service and the Consulting Services provided hereunder, Company will, not later than twenty (20) days after each Covered Event in the Subject Market, pay to the Consultant ten percent (10%) of the Net Profits (as defined below) for each Covered Event (which amount shall be referred to as the “Consultant Fee”).

2.2.           Net Profits Calculation. For purposes hereof, “Net Profits” shall mean the excess of all revenues received by Company from a Covered Event over all direct costs incurred by Company attributable to the promotion and production, or otherwise directly incurred with respect to the subject Covered Event.  Net Profits for a Covered Event shall be calculated (i) after deducting amounts paid or payable to co-promoters, co-producers, partners or any third parties holding an interest in the profits from the Covered Event, other than Jeremy Word, and (ii) before deducting (a) any corporate overhead of Company, (b) any Consultant Fee attributable to the Covered Event, and (c) amounts paid, or payable, to Jeremy Word as Covered Event Bonuses under the Employment Agreement between the Company and Jeremy Word.

ARTICLE III
TERM AND TERMINATION

This Agreement shall become effective as of the Effective Date and shall remain in effect for two (2) years unless extended by the mutual agreement of the parties hereto.

ARTICLE IV
CONFIDENTIALITY

4.1.           Confidentiality. Consultant will hold in confidence and not use to the detriment of the Company or any of its Affiliates, and will cause each of its Affiliates which it controls to hold in confidence and not use to the detriment of the Company or any of its Affiliates, both during the term of this Agreement and for a period of three (3) years after its termination, all Confidential Information (as defined below) with respect to the Business. Without limiting the generality of the foregoing, Consultant agrees, covenants and acknowledges that, from and after the Effective Date, Consultant will not, and will cause its affiliates which it controls not to, disclose, give, sell, use, or otherwise divulge any Confidential Information.  Notwithstanding the foregoing, Consultant may disclose such information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of Applicable Law, (ii) if the same currently is, or hereafter is, in the public domain through no fault of Consultant, or (iii) if the same is later acquired by Consultant from another source and Consultant is not aware that such source is under an obligation to another Person to keep such information confidential. If Consultant or any of its Affiliates (the “Disclosing Party”) are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such information, the Disclosing Party shall provide Company with prompt written notice of any such request or requirement so that Company may seek, at its expense, a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section. If, in the absence of a protective order or other remedy or the receipt of a waiver by Company, the Disclosing Party nonetheless, based on the advice of counsel, is required to disclose such information to any tribunal, the Disclosing Party, without liability hereunder, may disclose that portion of such information which such counsel advises the Disclosing Party it is legally required to disclose.

4.2.           Return of Confidential Information. Upon termination of this Agreement or upon an earlier request of Company, Consultant will return or deliver to Company all tangible forms of such Confidential Information in Consultant’s possession or control, including but not limited to documents, records or any other material and copies or reproductions thereof.

4.3.           Confidential Information.  For purposes hereof, “Confidential Information” shall mean information that is not generally known to the public and that is used, developed or obtained by Company or any of its subsidiaries in connection with their businesses, including but not limited to (i) customer lists, project or proposal lists and other related information; (ii) business development, growth and other strategic business plans; (iii) accounting and business methods, (iv) services or products and the marketing of such services and products; (v) fees, costs and pricing structures; (vi) designs; (vii) analysis; (viii) drawings, photographs and reports; (ix) computer software, including operating systems, applications and program listings, (x) flow charts, manuals and documentation; (xi) data bases; (xii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (xiii) copyrightable works; (xiv) all technology and trade secrets; and (xv) all similar and related information in whatever form.

ARTICLE V
COVENANTS NOT TO COMPETE, SOLICIT OR DISPARAGE

5.1.           Non-Compete. During, and for a period of one year after, the term of this Agreement (the “Time Covenant”), Consultant covenants that it shall not, either individually or as a partner, joint venturer, consultant, shareholder, member or representative of another Person or otherwise, directly or indirectly, participate in, engage in, or have a financial or management interest in, or assist any other Person in any business operation or any enterprise if such business operation or enterprise engages, or would engage, in the Business in the Subject Market, provided, however, that the foregoing shall not prohibit Consultant from owning up to one percent (1%) of a publicly traded company.  Notwithstanding anything herein to the contrary, during and following the term of this Agreement, the provisions of this Section 5.1 shall not apply to, or in any way prohibit, the production or promotion of events by Consultant at venues owned, in part or in whole, by Consultant, provided that DJ/Show fees do not exceed $7,500.

5.2.           Non-Solicit. During the Time Covenant, Consultant shall not, directly or indirectly, whether for its own account or for the account of any Person (other than Company) that is in competition with Company (A) solicit, recruit, hire, engage in any activity that would cause any Person who is as of the Closing Date, or was during the 12 months prior to the Closing Date, employed in the Business to violate any agreement with Company, endeavor to entice away any such Person from Company, interfere with the relationship of Company with such Person or induce any such Person to reject any employment offer by Company or (B) solicit, entice or induce any Person who is, or was a Customer or Supplier to (i) become a Customer or Supplier of any other Person engaged in any business activity that competes with the Business, (ii) cease doing business with Company or (iii) otherwise interfere with the relationship of Company with any such person, team, Customer or Supplier. For purposes of this Section 5.2, a “Customer” means any Person which has been during the 12-month period prior to the Closing Date a customer of the Business or shall have been contacted by Consultant in the six-month period prior to the Closing Date for the purpose of soliciting it to become a customer of the Business; and a “Supplier” means any Person which has been during the 12-month period prior to the Closing Date a supplier or vendor of the Business.

5.3.           Non-Disparage. Consultant covenants that it will not, directly or indirectly, in any capacity whatsoever, make any statement, written or oral, or perform any other act or omission that is intended to be materially detrimental to the goodwill of the Business, except as compelled by judicial or administrative process.

5.4.           Enforceability and Remedies. The parties hereby agree that all restrictions and agreements contained in this Article V, including, without limitation, those relating to the Time Covenant, are necessary and fundamental to the protection of the Business and to carry out the purposes of the Purchase Agreement and any objections or reservations to such restrictions or agreements are hereby waived. Consultant hereby agrees that the remedy at law for any breach of the provisions of this Article V will be inadequate, and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms.  Accordingly, the parties agree that upon any breach of this Article V, Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened further breach. Nothing in this Agreement shall be deemed to limit Company’s remedies at law or in equity for any breach by Consultant of any of the provisions of this Agreement that may be pursued by or made available to Company.

5.5.           Extension of Time Covenant. If, during the Time Covenant, Consultant is not in compliance with such restrictions, then Company shall be entitled, among other remedies, to compliance by Consultant with the terms of such provisions for an additional number of days that equals the number of days during which such noncompliance occurred.

ARTICLE VI
MISCELLANEOUS

6.1.           Dispute Resolution.

(a)           Except with respect to disputes and claims under Articles IV and V hereof (which the parties hereto may pursue in any court of competent jurisdiction and which may be pursued in any court of competent jurisdiction as specified below), any controversy or claim arising out of this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association.  There shall be one arbitrator who shall be appointed by the respective parties or, failing agreement, by the American Arbitration Association in Dallas County, Texas.  The arbitration shall be held in Dallas County, Texas, and the arbitrator shall apply the substantive law of Texas, except that the interpretation and enforcement of this arbitration provision shall be governed by the United States Arbitration Act.  Disputes about arbitration procedure shall be resolved by the arbitrator or failing agreement, by the American Arbitration Association in Dallas County, Texas.  Except as provided in Section 5.4, the award of the arbitrator shall be the sole and exclusive remedy of the parties and shall be enforceable in any court of competent jurisdiction, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrator.  The parties further agree that, unless otherwise determined by the arbitrator, (x) each party to the arbitration shall bear its own costs and expenses (including, without limitation, all attorneys’ fees and expenses, except to the extent otherwise required by applicable law) and (y) all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the parties hereto; provided that nothing herein shall be interpreted to preclude the arbitrator from allocating the costs and expenses of the parties and of such proceeding among the parties in any manner that the arbitrator may lawfully determine to do so.  Each party hereto hereby irrevocably submits to the jurisdiction of the State District Courts sitting in Dallas County, Texas and the United States District Court for the Northern District of Texas, and agrees that such courts shall be the exclusive forums for the enforcement of any such final judgment, award or determination of the arbitration.  Each party hereto irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum.  Each party hereto further agrees that each other party hereto may initiate litigation in any court of competent jurisdiction to execute any judicial judgment enforcing or not enforcing any award, judgment or determination of the arbitration.

(b)           Notwithstanding the foregoing, prior to any party hereto instituting any arbitration proceeding hereunder to resolve any claim, such party first shall submit the claim to a mediation proceeding between the parties hereto which shall be governed by the prevailing procedures of the Federal Mediation and Conciliation Service and shall be conducted in Dallas County, Texas.  If the parties hereto have not agreed in writing to a resolution of the claim pursuant to the mediation within 45 days after the commencement thereof of if any party refuses to participate in the mediation process, then the claim may be submitted to arbitration under Section 6.1(a) above.  Unless otherwise determined by the mediator, each party hereto shall bear its own costs and expenses incurred in connection with the mediation, and all costs and expenses of the mediation proceeding shall be borne equally by the parties hereto; provided that nothing herein shall be interpreted to preclude the mediator from allocating the costs and expenses of the parties and of such proceeding among the parties in any manner that the arbitrator may lawfully determine to do so.

6.2.           Notices.  Any and all notices, requests or other communications hereunder shall be given in writing and delivered by: (a) regular, overnight or registered or certified mail (return receipt requested), with first class postage prepaid; (b) hand delivery; (c) facsimile transmission; or (d) overnight courier service, to the parties at the following addresses or facsimile numbers:

(i)	if to Consultant, to:

Brooke Humphries
6934 Tokalon Drive
Dallas, Texas 75214-3828

Roger Albright
Law Offices of Roger Albright
3301 Elm Street
Dallas, Texas 75226-2562
Facsimile Number: (214) 939-9229

(ii)	if to Company, to:
NightCulture, Inc.
6400 Richmond
Houston, Texas 77057
Attn: Michael Long
Facsimile Number: (281) 605-1333

or at such other address or number as shall be designated by either of the parties in a notice to the other party given in accordance with this Section 6.2.  Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given: (A) in the case of a notice sent by regular or registered or certified mail, three business days after it is duly deposited in the mails; (B) in the case of a notice delivered by hand, when personally delivered; (C) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and (D) in the case of a notice sent by overnight mail or overnight courier service, the next business day after such notice is mailed or delivered to such courier, in each case given or addressed as aforesaid.

6.3.           Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of Company and Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

6.4.           Construction.  The language of this Agreement will be construed simply and according to its fair meaning, and will not be construed for or against any Party hereto as a result of the source of its draftsmanship. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

6.5.           Complete Agreement.  This Agreement embodies the complete agreement and understanding among the parties with regard to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

6.6.           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Company, Consultant, and their respective heirs, successors and assigns; provided, however, neither party may assign its respective rights or delegate its obligations hereunder without the prior written consent of the other party.

6.7.           Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

6.8.           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  If, however, any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable by any court of competent jurisdiction, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable by any court of competent jurisdiction, such illegal, invalid or unenforceable provision shall be replaced with a provision that is legal, valid and enforceable and that will achieve, to the greatest extent possible, the economic, business and other purposes of such invalid or unenforceable provision.  Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

6.9.           Remedies.  Subject to the provisions of Section 5.4, each party will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  Nothing herein shall prohibit any arbitrator or judicial authority from awarding attorneys’ fees or costs to a prevailing party in any arbitration or other proceeding to the extent that such arbitrator or authority may lawfully do so.  The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that, notwithstanding the provisions of Section 5.4, any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

6.10.         Third Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

6.11.         Consultant’s Representations.  Consultant hereby represents and warrants to Company that the execution, delivery and performance of this Agreement by Consultant do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Consultant is a party or by which it is bound, Consultant is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other Person and upon the execution and delivery of this Agreement by Company, this Agreement shall be the valid and binding obligation of Consultant, enforceable in accordance with its terms.

6.12.         Facsimiles and Counterparts.  Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original.  At the request of either party, the other party shall reexecute an original of this document and deliver it to the requesting party.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

“CONSULTANT”

By:	/s/ Brooke Humphries
BROOKE HUMPHRIES

“COMPANY”

NIGHTCULTURE, INC.

By:	/s/ Michael Long
Michael Long
President